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                                                          EXHIBIT 11.1


GENESEE & WYOMING INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

(in thousands, except per share amounts)

                                                  For the years ended
                                                       December 31,

                                                   1998       1997

BASIC EARNINGS PER SHARE CALCULATION:

Net Income                                        $11,434    $7,998


Weighted average number of shares
of common stock                                     5,187     5,250

Earnings per share - basic                          $2.20     $1.52


DILUTED EARNINGS PER SHARE CALCULATION:
Net Income                                        $11,434    $7,998
Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                 5,187     5,250
  Common stock equivalents applicable to warrants      --        42
  Common stock equivalents issuable under stock
   option plans                                        42       155

  Weighted average number of shares of common stock
   and common stock equivalents - diluted           5,229     5,447

Earnings per share - diluted                      $  2.19    $ 1.47